Exhibit 10.1

November 1, 2010

Mr. Albert Benchimol

[ADDRESS]

Dear Albert:

We are delighted that you have decided to join AXIS Specialty U.S. Services, Inc., a Delaware corporation (the “Company”) and wholly owned, indirect subsidiary of AXIS Capital Holdings Limited, a Bermuda company (the “Parent”). We thought it would be useful to lay out the terms and conditions of our agreement in this letter agreement (this “Agreement”). This Agreement is dated as of November 1, 2010.

1)	Employment

a)	Position and Duties. Commencing on January 17, 2011, Company shall employ you in the position of Executive Vice President and Chief Financial Officer of the Parent or in such other position as is mutually agreeable to you and the Company. Subject to the reasonable and customary direction and control of the Board of the Parent, your duties and responsibilities will include oversight of the following functions of the Parent and its direct and indirect subsidiaries (collectively, the “Parent Group”): (i) accounting and finance; (ii) investor relations, and (iii) investments. You will report directly and exclusively to the Chief Executive Officer and President of the Parent. You will be expected to devote your full business time and energy, attention, skills and ability to the performance of your duties and responsibilities to the Parent Group on an exclusive basis, including service to subsidiaries and affiliates of the Parent, on a basis consistent with your position with the Parent, as requested by the Board of Directors of the Parent (the “Board”), and shall faithfully and diligently endeavor to promote the business and best interests of the Company and its subsidiaries and affiliates. Anything herein to the contrary notwithstanding, nothing shall preclude you from (i) upon the written approval of the Parent’s Board, serving on the board of directors of another corporation or a trade association; (ii) serving on the board of charitable organizations, (iii) engaging in charitable, community and other business affairs, and (iv) managing your personal investments and affairs; provided such activities do not, in the reasonable judgment of the Company, materially interfere with the proper performance of your responsibilities and duties hereunder.

b)	Place of Performance. In connection with your employment during the Employment Term (as defined in Section 3(a)), you shall be based at the Parent’s offices in Bermuda, except for necessary travel on Company business. You will cooperate with the Parent to become and remain eligible under applicable law to work in Bermuda at all times during the Employment Term. To your knowledge, you are eligible under applicable law to work in Bermuda, and you agree that you will promptly notify the Company if you become aware that you are not eligible or are no longer eligible under applicable law to work in Bermuda.

11680 Great Oaks Way, Suite 500, Alpharetta, GA 30022

678-746-9000 Phone        678-746-9317 Fax

2)	Compensation and Benefits

a)	During the Employment Term, your annual base salary shall be no less than $910,000 (the base salary as may be increased from time to time referred to as “Base Salary”) and shall be paid pursuant to the Company’s customary payroll practices. The Base Salary will be reviewed annually and may be increased (but not decreased) in the sole discretion of the Company.

b)	In addition to the Base Salary, in each fiscal year of the Parent ending during the Employment Term, you will be eligible to earn an annual cash bonus (“Annual Bonus”). Your target Annual Bonus is 125% of your then current Base Salary if the Parent achieves certain performance objectives and subject to your individual performance pursuant to the Parent’s annual bonus plan. Except as provided in Section 4 below, the Annual Bonus for each period will be paid only if you are actively employed with the Company on the date of disbursement. Any Annual Bonus payable hereunder shall be paid in the calendar year following the applicable fiscal year of the Parent, after it has been determined by the Compensation Committee of the Parent, and then on the same schedule generally followed by the Company with respect to similar annual bonuses for the said fiscal year for the majority of named executive officers of the Parent. All determinations hereunder shall be made in good faith and on a basis reasonably consistent with the treatment of other executive officers generally.

c)	Within 30 days following the commencement of the Employment Term, Parent shall grant you an award of 100,000 restricted shares of the Common Stock of Parent pursuant to the 2007 Long-Term Equity Compensation Plan as it may be amended from time to time and subject to an award agreement in substantially the form as attached hereto as Exhibit A.

d)	You will be eligible to participate in the Parent’s 2007 Long-Term Equity Compensation Plan as it may be amended from time to time (or a successor plan) with an initial annual target of 35,000 Restricted Shares, subject to an award agreement in such form as the Compensation Committee of the Parent may determine from time to time and that is consistent with the form used for executive officers generally at such time.

e)	During the Employment Term, you will be eligible to participate in or receive benefits under any 401(k) savings plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, supplemental and/or incentive compensation plans, or any other employee benefit or fringe benefit plan, generally made available by the Parent to senior executives in accordance with the eligibility requirements of such plans and subject to the terms and conditions set forth in this Agreement. Notwithstanding the foregoing, you shall not be eligible to participate in any nonqualified deferred compensation plans sponsored by the Company in order to prevent the application of Section 457A of the Internal Revenue Code of 1986, as amended (the “Code”) to any compensation earned by you.

f)	During the Employment Term, you will be entitled to 25 days of paid vacation per calendar year (prorated for any partial years of employment), subject to the applicable vacation policies and procedures on usage and carry over.

g)

During the Employment Term, the Company will reimburse you for all reasonable business expenses incurred by you in the course of performing your duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of expenses. Reimbursements will be paid promptly after submission and review of appropriate documentation, but in any event no later than 2 1/2 months after the end of the calendar year in which the expense was incurred.

h)

Provided you relocate to Bermuda and maintain your own residence in Bermuda in connection with your employment during the Employment Term, the Company will reimburse you on an after-tax basis for the reasonable costs that you actually incur for your relocation to Bermuda (including the costs of transportation and moving furniture and personal and household items) and will provide you with a monthly housing allowance of $25,000. In the event of termination of your Employment in conformity with this Agreement, then provided you relocate from Bermuda to the United States within six months following said termination, the Company will reimburse you on an after-tax basis for the reasonable costs that you actually incur during said six months for your relocation from Bermuda to the United States (including the costs of transportation and moving furniture and personal and household items). Reimbursements under this subparagraph will be paid promptly after submission and review of appropriate documentation, but in any event no later than 2 1/2 months after the end of the calendar year in which the expense was incurred.

i)

Additionally, the Company will reimburse you for reasonable costs incurred for preparation of annual tax returns and associated tax planning for your first year of employment. Notwithstanding the foregoing, reimbursements will be paid promptly after submission and review of appropriate documentation, but in any event no later than 2 1/2 months after the end of the calendar year in which the expense was incurred.

3)	Term of Employment

a)	The employment period shall commence on January 17, 2011, and shall terminate on December 31, 2013 (the “Employment Term”), unless earlier terminated as provided in this Section 3. Your employment hereunder may be terminated by the Company or by you, as applicable, without any breach of this Agreement under the following circumstances:

(i)	Death. Your employment shall automatically terminate upon your death.

(ii)	Disability. The Company shall be entitled to terminate your employment if, as a result of your incapacity due to physical or mental illness or injury, you shall have been unable to perform your duties hereunder for a period of 181 days in any twelve-month period (your “Disability”).

(iii)

Cause. The Company may terminate your employment at any time for Cause which, for purposes of this Agreement, shall mean (i) any act or omission which constitutes a material breach by you of the terms of this Agreement, the employment policies of the Parent Group, or applicable law governing the Parent Group or your employment, (ii) the conviction of a felony or commission of any act which would rise to the level of a felony, (iii) the conviction (or commission of any act which would rise to the level of) a lesser crime or offense that adversely impacts or potentially could impact upon the business or reputation of the Parent Group in a material way, (iv) your willful violation of specific lawful and material directives of the Parent that are not contrary to this Agreement,

(v) commission of a dishonest or wrongful act involving fraud, misrepresentation or moral turpitude causing damage or potential damage to the Company, its parent and/or affiliates and subsidiaries, (vi) the willful failure to perform a substantial part of your substantial job functions after written notice from the Board requesting such performance, or (vii) breach of fiduciary duty.

(iv)	Without Cause. The Company may terminate your employment at any time without Cause; provided, however, that the Company provides you with notice of its intent to terminate at least twelve (12) months in advance of the date of termination.

(v)	Voluntary Resignation. You may voluntarily terminate your employment hereunder; provided, however, that in the event you are not terminating for Good Reason pursuant to subparagraphs (vi) and (vii) below, you provide the Company with notice of your intent to terminate at least twelve (12) months in advance of the date of termination.

(vi)	Good Reason. You may terminate your employment for Good Reason if (i) (A) the scope of your position, authority or duties is materially adversely changed (except for changes during a Notice Period as authorized under Section 3(c) below), (B) your compensation under this Agreement is not paid or your Base Salary or your Target Bonus is reduced below the levels specified in Sections 2(a) and (b) or there is a material adverse change in your employee benefits (excluding changes in any benefits plan where such changes apply generally to participants in the plan), (C) you are notified by the Company that you are required to relocate to a place outside of Bermuda, (D) you are assigned duties that are materially inconsistent with your position with the Company/Parent, (E) you are required to report to anyone other than the Parent’s Chief Executive Office or the Board; (ii) you give the Company written notice of your intent to terminate your employment as a result of such event and provide the specific reasons therefore within thirty (30) days of such event occurring; (iii) the Company does not make the necessary corrections within thirty (30) days of receipt of your written notice; and (iv) you terminate employment no later than ten (10) days following the end of such thirty (30) day period.

(vii)

Good Reason following a Change in Control. You may terminate your employment for Good Reason if (i) during the twenty-four (24) month period immediately following a Change in Control (A) the scope of your position, authority or duties is materially adversely changed (except for changes during a Notice Period as authorized under Section 3 (c) below), (B) your compensation under this Agreement is not paid or your Base Salary or your Target Bonus is reduced below the levels specified in Sections 2(a) and (b) or there is a material adverse change in your employee benefits (excluding changes in any benefits plan where such changes apply generally to participants in the plan), (C) you are notified by the Company that you are required to relocate to a place outside of Bermuda, (D) you are assigned duties that are materially inconsistent with your position with the Company/Parent, (E) you are required to report to anyone other than the Parent’s Chief Executive Office or the Board, or (F) in the event that any other person or entity acquires all or substantially all of the Parent Group’s business, the Company fails to obtain the assumption of this Agreement by the successor; (ii) you give the Company written notice of your intent to terminate your employment as a result of such event and provide the specific reasons therefore within thirty (30) days of your knowledge of such event occurring; (iii) the Company does not make the necessary corrections within thirty (30) days of receipt of your written notice; and (iv) you terminate employment no later than ten (10) days following the end of such thirty (30) day period. For purposes of this Agreement, the “Change in Control” will be deemed to have occurred as of the first day any of the following events occur:

1.	Any person or entity is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Parent representing 50% or more of the combined voting power of the Parent’s then outstanding voting securities entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); provided, however, that for purposes of this Section 3(a)(vii)(1), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Parent, (B) any acquisition by the Parent, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any affiliate of the Parent or (D) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 3(a)(vii)(3) hereof;

2.	Individuals who, as of the date of this Agreement, constitute the Board (hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Parent’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board;

3.

Consummation of a reorganization, merger, share exchange, amalgamation, recapitalization, consolidation or similar transaction by and among the Parent and another person or entity, including, for this purpose, a transaction as a result of which another person or entity owns the Parent or all or substantially all of the Parent’s assets, either directly or through one or more subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent management personnel) of the entity resulting from such Business Combination or that, as a result of such Business Combination, owns the Parent or all or substantially all of the Parent’s assets, either directly or through one or more subsidiaries, in substantially the same proportions as their ownership of the Outstanding Parent Voting Securities immediately prior to such Business Combination; (B) no person or entity (excluding any entity resulting from such Business Combination, or that, as a result of such Business Combination, owns the Parent or all or substantially all of the Parent’s assets, either directly or through one or more subsidiaries, or any employee benefit plan (or related trust) of the foregoing) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent management personnel) of the entity resulting from such Business Combination or that, as a result of such Business Combination, owns the Parent or all or substantially all of the Parent’s assets, either directly or through one or more subsidiaries, except to the extent that such ownership existed with respect to the Parent prior to the Business Combination; and (C) at least a majority of the members of the board of directors (or equivalent management personnel) of the entity resulting from such Business Combination or that, as a result of such Business Combination, owns the Parent or all or substantially all of the Parent’s assets, either directly or through one or more subsidiaries, were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, pursuant to which such Business Combination is effected or approved; or

4.	Approval by the shareholders of the Parent of a complete liquidation or dissolution of the Parent or the sale or other disposition of all or substantially all of the Parent’s assets.

b)	Any termination of your employment by the Company or by you under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon and specifying a date of termination.

c)	The period between the date notice of termination is provided and your termination date shall be referred to as the “Notice Period.” During any Notice Period, the Company may, in its absolute discretion (i) require you to perform only such portion of your normal duties as it may allocate to you from time to time, (ii) require you not to perform any of your duties, (iii) require you not to have any contact with customers or clients of the Company nor any contact (other than purely social contact) with such employees of the Company as the Company shall determine, (iv) exclude you from any premises of the Company, (v) require you to resign from all directorships and other offices that you hold in connection with your employment with the Company (including any directorships with subsidiaries or other affiliates of the Company) effective as of any date during the Notice Period, and/or (vi) terminate your employment, which shall also terminate the Notice Period for purposes of this Agreement. If the Company elects to take any such action, such election shall not constitute a breach by the Company of this Agreement or Good Reason for you to terminate your Employment under Sections 3(a)(vi) or (vii) and you shall not have any claim against the Company in connection therewith so long as, during the Notice Period, the Company continues to pay to you your Base Salary, Annual Bonus and all of the other amounts described in Section 2 of this Agreement.

4)	Severance Payments and Other Benefits Following Termination of Employment

a)	In the event that your employment with the Company shall terminate for any reason, and except as otherwise set forth in this Agreement, the Company’s sole obligation under this Agreement shall be to pay to you any accrued but unpaid Base Salary for services rendered to the date of termination, any bonus awarded by the Compensation Committee in respect of a prior year’s target Annual Bonus but not yet paid as of the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any accrued but unused vacation accrued to the date of termination, any unpaid housing allowance accrued to the date of termination, and comply with Section 2(h) relating to relocation benefits, if applicable. For the sake of clarity, this Section 4(a) does not limit any rights you may have under the Company’s retirement or welfare plans.

b)	Death. In the event your employment is terminated due to your death pursuant to Section 3(a)(i), then in addition to the amounts provided under Section 4(a) above:

i)	Your beneficiary will be paid a pro-rata portion of your Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, based on the number of days you were employed by the Parent Group during such year and calculated as if all targets were met, to be paid in a lump sum no later than sixty (60) days following your termination; and

ii)	All outstanding and unvested restricted shares of the Common Stock of Parent pursuant to the 2007 Long-Term Equity Compensation Plan as it may be amended from time to time, or any successor plan, unless prohibited by such successor plan (“Restricted Shares”), shall immediately vest upon said termination.

c)	Disability. In the event that the Company terminates your employment due to your disability, pursuant to Section 3(a)(ii), then in addition to the amounts provided under Section 4(a) above,:

i)	You will be paid a pro-rata portion of your Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, based on the number of days you were employed by the Parent Group during such year and calculated as if all targets were met, to be paid in a lump sum no later than sixty (60) days following your termination; and

ii)	All outstanding and unvested Restricted Shares shall immediately vest upon said termination.

d)	Termination by the Company without Cause. In the event that the Company terminates your employment without Cause in accordance with the provisions of Section 3(a)(iv) hereof, and conditioned on your compliance with this Agreement during the Notice Period (but not for any other reason, including without limitation under Sections 3(a)(i), (ii), (iii), or (v)), then in addition to the amounts you have received during the Notice Period and any other amounts provided in Section 4(a), but subject to your timely satisfaction of the condition precedent in Section 4(i) below, the following will be provided to you following the termination of the Notice Period:

(i)	You will be paid a lump sum amount equal to one year’s Base Salary at the rate in effect immediately prior to said termination, to be paid no later than sixty (60) days following your termination;

(ii)	With respect to the Annual Bonus for the calendar year prior to the calendar year in which your termination occurs, you will be excused from the requirement in Section 2(b) that you must be actively employed with the Company on the date of disbursement in order to receive the Bonus;

(iii)	You will be paid an amount equal to the Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, calculated as if all targets were met, to be paid in a lump sum no later than sixty (60) days following your termination;

(iv)	You will be paid a pro-rata portion of your Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, based on the number of days you were employed by the Parent Group during such year and calculated as if all targets were met, to be paid in a lump sum no later than sixty (60) days following your termination;

(v)	The Company will pay COBRA premiums to continue your coverage pursuant to COBRA and the applicable insurance policies up and until the earlier of: (i) 12 months from the date of termination, (ii) or the date upon which you cease to be eligible for COBRA continuation coverage under applicable law and the terms of the applicable policies. You agree to notify the Company in the event that you obtain coverage with another employer group health plan that does not contain any exclusions or limitations with respect to any pre-existing condition, or if you become entitled to Medicare benefits; and

(vi)	In the event that the Company terminates your employment without Cause in accordance with the provisions of Section 3(a)(iv), then for so long as you shall remain in full compliance with the obligations set forth in Sections 7, 8, and 10 below, and conditioned on such continued compliance, all Restricted Shares previously granted to you which have not vested as of the date of your termination, if any, shall continue to vest on the applicable dates set forth in the applicable award agreements granting such Restricted Shares.

e)	Termination by the Company without Cause Following Change in Control. In the event that within 24 months following a Change in Control as defined in Section 3(a)(vii) (1 – 4) hereof the Company terminates your employment without Cause, (but not for any other reason, including without limitation under Sections 3(a)(i), (ii), (iii), or (v)) then in addition to the amounts you have received during the Notice Period and any other amounts provided in Section 4(a), but subject to your timely satisfaction of the condition precedent in Section 4(i) below, the following will be provided to you following the termination of the Notice Period:

(i)	You will be paid a lump sum amount equal to one year’s Base Salary at the rate in effect immediately prior to said termination, to be paid no later than sixty (60) days following your termination;

(ii)	With respect to the Annual Bonus for the calendar year prior to the calendar year in which your termination occurs, you will be excused from the requirement in Section 2(b) that you must be actively employed with the Company on the date of disbursement in order to receive the Bonus;

(iii)	You will be paid an amount equal to two times the Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, calculated as if all targets were met, to be paid in a lump sum no later than sixty (60) days following your termination;

(iv)	You will be paid a pro-rata portion of your Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, based on the number of days you were employed by the Parent Group during such year and calculated as if all targets were met, to be paid in a lump sum no later than sixty (60) days following your termination;

(v)	The Company will pay COBRA premiums to continue your coverage pursuant to COBRA and the applicable insurance policies up and until the earlier of: (i) 12 months from the date of termination, (ii) or the date upon which you cease to be eligible for COBRA continuation coverage under applicable law and the terms of the applicable policies. You agree to notify the Company in the event that you obtain coverage with another employer group health plan that does not contain any exclusions or limitations with respect to any pre-existing condition, or if you become entitled to Medicare benefits; and

(vi)	All outstanding and unvested Restricted Shares shall immediately vest upon said termination.

f)	Termination by You for Good Reason. In the event that you terminate for Good Reason in accordance with the provisions of Section 3(a)(vi) hereof, (but not for any other reason, including without limitation under Sections 3(a)(i), (ii), (iii), or (v)) then in addition to the amounts provided in Section 4(a), but subject to your timely satisfaction of the condition precedent in Section 4(i) below, the following will be provided to you:

(i)	You will be paid a lump sum amount equal to one year’s Base Salary at the rate in effect immediately prior to said termination, to be paid no later than sixty (60) days following your termination;

(ii)	With respect to the Annual Bonus for the calendar year prior to the calendar year in which your termination occurs, you will be excused from the requirement in Section 2(b) that you must be actively employed with the Company on the date of disbursement in order to receive the Bonus;

(iii)	You will be paid a pro-rata portion of your Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, based on the number of days you were employed by the Parent Group during such year and calculated as if all targets were met, to be paid in a lump sum no later than sixty (60) days following your termination;

(iv)	You will be paid an amount equal to the Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, calculated as if all targets were met, to be paid in a lump sum no later than sixty (60) days following your termination;

(v)	The Company will pay COBRA premiums to continue your coverage pursuant to COBRA and the applicable insurance policies up and until the earlier of: (i) 12 months from the date of termination, (ii) or the date upon which you cease to be eligible for COBRA continuation coverage under applicable law and the terms of the applicable policies. You agree to notify the Company in the event that you obtain coverage with another employer group health plan that does not contain any exclusions or limitations with respect to any pre-existing condition, or if you become entitled to Medicare benefits; and

(vi)	In the event that you terminate for Good Reason in accordance with the provisions of Section 3(a)(vi), then for so long as you shall remain in full compliance with the obligations set forth in Sections 7, 8, 9 and 10 below, and conditioned on such continued compliance, all Restricted Shares previously granted to you which have not vested as of the date of your termination, if any, shall continue to vest on the applicable dates set forth in the applicable award agreements granting such Restricted Shares.

g)	Termination by You for Good Reason Following Change in Control. In the event that within 24 months following a Change of Control as defined in Section 3(a)(vii) (1 – 4) hereof you terminate for Good Reason in accordance with the provisions of Section 3(a)(vii) hereof, (but not for any other reason, including without limitation under Sections 3(a)(i), (ii), (iii), or (v)) then in addition to the amounts provided in Section 4(a), but subject to your timely satisfaction of the condition precedent in Section 4(i) below, the following will be provided to you:

(i)	You will be paid a lump sum amount equal to one year’s Base Salary at the rate in effect immediately prior to said termination, to be paid no later than sixty (60) days following your termination;

(ii)	With respect to the Annual Bonus for the calendar year prior to the calendar year in which your termination occurs, you will be excused from the requirement in Section 2(b) that you must be actively employed with the Company on the date of disbursement in order to receive the Bonus;

(iii)	You will be paid a pro-rata portion of your Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, based on the number of days you were employed by the Parent Group during such year and calculated as if all targets were met, to be paid in a lump sum no later than sixty (60) days following your termination;

(iv)	You will be paid an amount equal to two times the Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, calculated as if all targets were met, to be paid in a lump sum no later than sixty (60) days following your termination;

(v)

The Company will pay COBRA premiums to continue your coverage pursuant to COBRA and the applicable insurance policies up and until the earlier of: (i) 12 months from the date of termination, (ii) or the date upon which you cease to be eligible for COBRA continuation coverage under applicable law and the terms of the applicable policies. You agree to notify the Company in the event that you obtain coverage with another employer group health plan that does not contain any exclusions or limitations with respect to any pre-existing condition, or if you become entitled to Medicare benefits; and

(vi)	All outstanding and unvested Restricted Shares shall immediately vest upon said termination.

h)	Company Decision Not to Employ You After Expiration of Employment Term. Upon the expiration of the January 17, 2011 - December 31, 2013 Employment Term, and not for any other reason, then if the Company does not offer you a written agreement for the period January 1, 2014 through December 31, 2014 on terms and conditions at least as favorable as specified in this Agreement (excluding this Section 4(h)), the following will be provided to you upon any termination of your employment, other than for Cause, that occurs prior to January 31, 2014, as set forth below:

(i)	You will be paid a lump sum amount equal to one year’s Base Salary at the rate in effect immediately prior to said termination, to be paid no later than sixty (60) days following your termination;

(ii)	With respect to the Annual Bonus for the 2013 calendar year, you will be excused from the requirement in Section 2(b) that you must be actively employed with the Company on the date of disbursement in order to receive the Bonus;

(iii)	You will be paid an amount equal to your target Annual Bonus for the calendar year 2013 (in addition to the payment under Section 4(h)(i) above), calculated as if all targets were met, to be paid in a lump sum no later than sixty (60) days following your termination;

(iv)	The Company will pay COBRA premiums to continue your coverage pursuant to COBRA and the applicable insurance policies up and until the earlier of: (i) 12 months from the date of termination, (ii) or the date upon which you cease to be eligible for COBRA continuation coverage under applicable law and the terms of the applicable policies. You agree to notify the Company in the event that you obtain coverage with another employer group health plan that does not contain any exclusions or limitations with respect to any pre-existing condition, or if you become entitled to Medicare benefits; and

(v)	For so long as you shall remain in full compliance with the obligations set forth in Sections 7, 8, 9 and 10 below, and conditioned on such continued compliance, all Restricted Shares previously granted to you which have not vested as of the date of your termination, if any, shall continue to vest on the applicable dates set forth in the applicable award agreements granting such Restricted Shares.

i)

No severance benefits or payments provided pursuant to this Section 4, other than the amounts described in Section 4(a), will be provided to you unless you execute a waiver and release in the form specified in Exhibit B hereto (with such changes as may be required due to change in applicable law or regulation) within forty-five (45) days following your employment termination date and do not revoke such release. To the extent required to avoid penalty taxes under Section 409A of the Code, any payment or benefit payment hereunder shall commence on the 60th day following your termination, including any payments that would otherwise have been made prior to such date.

j)	In the event of any termination of your Employment by the Company, or by you in conformity with this Agreement, you shall be under no obligation to seek other employment, and there shall be no offset against amounts due you under this Agreement on account of any remuneration attributable to any subsequent employment you may obtain. Any amounts due under this Section 4 are considered to be reasonable by the Company and not in the nature of a penalty.

5)	Resignation from Directorships and Other Offices

In addition, upon your termination of employment with the Company for any reason, you agree to resign from all directorships and other offices that you hold in connection with your employment with the Company (including any directorships with subsidiaries or other affiliates of the Company).

6)	Conflict of Interest

During employment with the Company, you may not use your position, influence, knowledge of Confidential Information or Trade Secrets or the Company’s assets for personal gain. A direct or indirect financial interest (excluding investments in mutual funds or other similar investment vehicles), including joint ventures in or with a supplier, vendor, customer or prospective customer without disclosure and the express written approval of the Chief Executive Officer of the Parent is strictly prohibited during employment with the Company.

7)	Confidential Information

a)

As an executive of the Company, you will learn or have access to, or may assist in the development of, highly confidential and sensitive information and trade secrets about the Company, its operations, its subsidiaries and affiliates, its employees, and its customers, which are the property of the Company. Such Confidential Information and Trade Secrets include but are not limited to: (i) financial and business information relating to the Company, such as information with respect to costs, commissions, fees, profits, expenses, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information relating to the Company, such as product formulations, new and innovative product ideas, methods, procedures, devices, machines, equipment, data processing programs, software, software codes, computer models, and research and development projects; (iii) customer information, such as the identity of the Company’s customers, the names of representatives of the Company’s customers responsible for entering into contracts with the Company, the amounts paid by such customers to the Company, specific customer needs and requirements, specific customer risk characteristics, policy expiration dates, policy terms and conditions, information regarding the markets or sources with which insurance is placed, and leads and referrals to prospective customers; (iv) personnel information, such as the identity and number of the Company’s other employees, their salaries, bonuses, benefits, skills, qualifications, and abilities; (v) any and all information in whatever form relating to any client or prospective customer of the Company, including but not limited to, its business, employees, operations, systems, assets, liabilities, finances, products, and marketing, selling and operating practices; (vi) any information not included in (i) or (ii) above which you know or should know is subject to a restriction on disclosure or which you know or should know is considered by the Company or the Company’s customers or prospective customers to be confidential, sensitive, proprietary or a trade secret or is not readily available to the public; and (vii) intellectual property, including inventions and copyrightable works. Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, compiled or acquired by the Company at its great effort and expense. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files, but shall not included any information known generally to the public or within the Company’s industry.

b)	You acknowledge and agree that the Company is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information and Trade Secrets which were developed, compiled and acquired by the Company at its great effort and expense. You further acknowledge and agree that any disclosing, divulging, revealing, or using of any of the Confidential Information and Trade Secrets, other than in connection with the Company’s business or as appropriate to carry out your duties for the Parent Group, will be highly detrimental to the Company and cause it to suffer serious loss of business and pecuniary damage.

c)	Accordingly, you agree that you will not, while associated with the Company and for so long thereafter as the pertinent information or documentation remains confidential, for any purpose whatsoever, directly or indirectly use, disseminate or disclose to any other person, organization or entity Confidential Information or Trade Secrets, except as appropriate to carry out your duties as an executive of the Parent and except (i) as expressly authorized by the Chief Executive Officer of the Company, (ii) appropriate to enforce the terms of this Agreement, or (iii) required by law or legal process; provided, that you give notice to the Company promptly on becoming aware of any obligations to disclose such information under this provision, and not less than ten days prior to making any such disclosure.

d)	Immediately upon the termination of employment with the Company for any reason, or at any time the Company so requests, you will return to the Company: (i) any originals and all copies of all files, notes, documents, slides (including transparencies), computer disks, printouts, reports, lists of the Company’s clients or leads or referrals to prospective clients, and other media or property in Employee’s possession or control which contain or pertain to Confidential Information or Trade Secrets; and (ii) all property of the Company, including, but not limited to, supplies, keys, access devices, books, identification cards, computers, telephones and other equipment.

8)	Intellectual Property

a)	You agree that all inventions, improvements, products, designs, specifications, trademarks, service marks, discoveries, formulae, processes, software or computer programs, modifications of software or computer programs, data processing systems, analyses, techniques, trade secrets, creations, ideas, work product or contributions thereto, and any other intellectual property, regardless of whether patented, registered or otherwise protected or protectable, and regardless of whether containing or constituting Trade Secrets or Confidential Information as defined in this Agreement (referred to collectively as “Intellectual Property”), that were conceived, developed or made by you during the period of your employment by the Company and that relate directly to the Company’s insurance and reinsurance business and any other business in which the Company was engaged as of the date of your termination of employment with the Company (the “Proprietary Interests”), shall belong to and be the property of the Company.

b)	You further covenant and agree that you will: (i) promptly disclose such Intellectual Property to the Company; (ii) make and maintain for the Company, adequate and current written records of your innovations, inventions, discoveries and improvements; (iii) assign to the Company, without additional compensation, the entire rights to Intellectual Property for the United States and all foreign countries; (iv) execute assignments and all other papers and do all acts necessary to carry out the above, including enabling the Company to file and prosecute applications for, acquire, ascertain and enforce in all countries, letters patent, trademark registrations and/or copyrights covering or otherwise relating to Intellectual Property and to enable the Company to protect its proprietary interests therein; and (v) give testimony, at the Company’s expense, in any action or proceeding to enforce rights in the Intellectual Property.

c)	You further covenant and agree that it shall be conclusively presumed as against you that any Intellectual Property related to the Proprietary Interests described by you in a patent, service mark, trademark, or copyright application, disclosed by you in any manner to a third person, or created by you or any person with whom you have any business, financial or confidential relationship, within one (1) year after cessation of your employment with the Company, was conceived or made by you during the period of employment by the Company and that such Intellectual Property be the sole property of the Company.

d)	Nothing in this Section 8 shall be construed as granting or implying any right to you under any patent or unpatented intellectual property right of the Company, or your right to use any invention covered thereby.

e)	In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose any information protected by Sections 7 and 8 (collectively, “Restricted Material,”) you agree to provide the Company with prompt notice of such request(s) so that the Company may seek an appropriate protective order or other appropriate remedy and/or waive your compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company grants a waiver hereunder, you may furnish that portion (and only that portion) of the Restricted Material which you are legally compelled to disclose and will exercise your reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded any Restricted Material so furnished.

9)	Non-Competition

a)	You acknowledge and agree that the Company is engaged in a highly competitive business and that by virtue of your senior executive position and responsibilities with the Company and your access to the Confidential Information and Trade Secrets, engaging in any business which is directly competitive with the Company during the 12-month period following the termination of your employment will cause it great and irreparable harm.

b)	Accordingly, you covenant and agree that so long as you are employed by the Company and for a period of twelve (12) months after such employment ends for any reason whatsoever, other than a termination without Cause pursuant to Section 3(a)(iv), whether voluntarily or involuntarily, you will not, without the express written consent of the Chief Executive Officer of the Parent, directly or indirectly, own, manage, operate or control, or be employed in the same or substantially the same position or duties as the position(s) held by you with the Company or the Parent, by any company or entity engaged in the insurance or reinsurance business in which the Company is engaged or has announced an intention to become engaged as of the date of termination of employment, and for which you had responsibility or about which you had knowledge of or access to Confidential Information and Trade Secrets. In recognition of the global nature of the Company’s business which includes the sale of its products and services around the world, and in nature of your senior executive position, this restriction shall apply throughout the United States and Bermuda.

10)	Non-Solicitation of Employees

a)	You acknowledge and agree that solely as a result of employment with the Company, and in light of the broad responsibilities of such employment which include working with other employees of the Company, you have and will come into contact with and acquire Confidential Information and Trade Secrets regarding other employees of the Company, and will develop relationships with those employees.

Accordingly, you covenant and agree that for so long as you are employed by the Company and for a period of twelve (12) months after such employment ends, whether voluntarily or involuntarily and whether with or without cause, you shall not, either on your own account or on behalf of any person, company, corporation, or other entity, directly or indirectly, solicit any employee of the Company to leave employment with the Company. This restriction shall apply to those employees of the Company with whom you came into contact or about whom you obtained Confidential Information or Trade Secrets during the last two (2) years of your employment with the Company.

11)	Enforcement

a)	The parties acknowledge and agree that compliance with the covenants set forth in this Agreement is necessary to protect the Confidential Information and Trade Secrets, business and goodwill of the Company, and that any breach of this Agreement will result in irreparable and continuing harm to the Company, for which money damages may not provide adequate relief. Accordingly, in the event of any breach or anticipatory breach of this Agreement by you, or your claim in a declaratory judgment action that all or part of this Agreement is unenforceable, the parties agree that the Company shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity: (a) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and you consent to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (b) recovery of all reasonable sums and costs, including attorneys’ fees, incurred by the Company to defend or enforce the provisions of this Agreement if you argue that such covenants are unreasonable or unenforceable.

b)	The parties hereto hereby declare that it is impossible to measure in money the damages that will accrue to the Company by reason of your failure to perform any of your obligations under Sections 7, 8, 9, and 10. Accordingly, if the Company institutes any action or proceeding to enforce the provisions hereof, to the extent permitted by applicable law, you hereby waive the claim or defense that the Company has an adequate remedy at law, and you shall not urge in any such action or proceeding the defense that any such remedy exists at law. The foregoing rights shall be in addition to any other rights and remedies available to the Company under law or in equity.

c)	If any of the covenants contained in Sections 7, 8, 9, and 10, or any part thereof, is construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portion(s). In addition, if any of the covenants contained in Sections 7, 8, 9, and 10 hereof, or any part thereof, is held by any person or entity with jurisdiction over the matter to be invalid or unenforceable because of duration of such provision or the geographical area covered thereby, the parties agree that such person or entity shall have the power to reduce the duration and/or geographical area of such provision and, in its reduced form, said provisions shall then be enforceable.

d)	It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege contained in Sections 7, 8, 9, and 10 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege contained in Sections 7, 8, 9, or 10.

e)	It is understood and agreed that references to the “Company” in the foregoing Sections 7, 8, 9 and 10 include the Company, Parent and its affiliates.

12)	Disclosure of Agreement; Disclosure of New Employment

You agree that you will promptly disclose the existence of this Agreement and the post-employment restrictions contained herein to all subsequent employers until all such covenants have expired.

13)	Confidential Information Belonging to Others

You affirm that you have informed the Company of any restrictive covenant or other contract or agreement of any kind which would prohibit, restrict or limit your employment with the Company. If you learn or become aware or are advised that you are subject to an additional actual or alleged restrictive covenant or other prior agreement which may prohibit or restrict employment by the Company, you shall immediately notify the Company of the same. You agree that you shall not disclose to the Company, use for the Company’s benefit, or induce the Company to use any trade secret or confidential information you may possess or any Intellectual Property belonging to any former employer or other third party.

14)	Choice of Forum

The Parent is an international insurance company, and has subsidiaries that conduct business in the United States (including New York) and other countries. You and the Company are desirous of having any disputes resolved in a forum having a substantial body of law and experience with the matters contained herein. As a result, you and the Company have a strong interest in providing a single forum and governing law for the convenience of you and the Company to resolve any and all legal claims. In addition, you recognize that the Company’s and the Parent’s savings from limiting the forum for legal claims allow them and their affiliates to maintain lower business expenses, which help all of them provide more cost effective and competitive insurance products and services. For all of these reasons, you and the Company agree that any action or proceeding brought in any court or other forum with respect to this Agreement and Employee’s employment shall be brought exclusively in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York, or in any other court of competent jurisdiction sitting in the County and State of New York, and the parties agree to the personal jurisdiction thereof. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in the said court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in said court(s) has been brought in an inconvenient forum. The parties recognize that, should any dispute or controversy arising from or relating to this agreement be submitted for adjudication to any court or other third party, the preservation of the secrecy of Confidential Information or Trade Secrets may be jeopardized. Consequently, the parties agree that all issues of fact shall be tried without a jury.

15)	Governing Law

You and the Company agree that for the reasons recited in the foregoing paragraph 14, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws provisions.

16)	Section 409A

You and the Company understand and agree that certain payments contemplated by this Agreement may be “nonqualified deferred compensation” for purposes of Section 409A of the Code. No nonqualified deferred compensation payable hereunder shall be paid or be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, and to the extent required by Section 409A of the Code (as amended from time to time), in the event that payment of nonqualified deferred compensation made pursuant to this Agreement is based upon or attributable to your termination of employment and you are at the time of your termination a “Specified Employee,” then any payment of nonqualified deferred compensation otherwise required to be made to you shall be deferred and paid in a lump sum to you on the day after the date that is six (6) months from the date of your “Separation from Service” within the meaning of Section 409A of the Code; provided, however, if you die prior to the expiration of such six (6) month period, payment to your beneficiary shall be made as soon as practicable following your death. You will be a “Specified Employee” for purposes of this Agreement if, on the date of your Separation from Service, you are an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

17)	Indemnification

The Parent shall indemnify you to the same extent and by the same means as provided to other executive officers generally (excluding the Parent’s Chairman and Chief Executive Officer).

18)	Miscellaneous

a)	Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or three days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed to the relevant party at the address provided for such party on the first page hereof, or to such other address as any party hereto may designate by notice to the other in accordance with the foregoing.

b)	This Agreement constitutes the entire agreement among you and the Company, the Parent and any affiliate with respect to your employment by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to your employment, including but not limited to, the offer letter to you from AXIS, dated October 19, 2010. This Agreement shall be binding upon execution by both parties, it being understood and agreed that your employment shall not commence until January 17, 2011.

c)	This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought. Any amendment to this Agreement must comply with the requirements of Section 409A of the Code.

d)	The Company shall withhold from any compensation and benefits payable under this Agreement all applicable U.S. federal, state, local, or other taxes.

e)	Except as otherwise set forth herein, in the event of any contest or dispute between you and the Company with respect to this Agreement, each of the parties shall be responsible for their respective legal fees and expenses.

f)	If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

g)	Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. Your rights and benefits under this Agreement are personal to you and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; provided, however, that nothing in this Section 17 shall preclude you from designating a beneficiary or beneficiaries to receive any benefit payable on your death.

h)	The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

i)	Except as otherwise expressly set forth in this Agreement, to the extent necessary to carry out the intentions of the parties hereunder, the respective rights and obligations of the parties hereunder shall survive any termination of your employment or expiration or termination of this Agreement.

j)	Nothing in this Agreement shall be construed as giving you any claim against any specific assets of the Company, Parent or any affiliate or as imposing any trustee relationship upon the Company in respect of you. The Company shall not be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of its obligations under this Agreement. Your rights under this Agreement shall be limited to those of an unsecured general creditor of the Company, Parent and its affiliates;

k)	Both parties, through their respective counsel, have participated in the preparation of this Agreement and its Exhibit B. Accordingly, both parties shall be deemed to be the drafter of this Agreement or its Exhibit B for purposes of construing their provisions. The language in all parts of this Agreement and its exhibits shall be interpreted according to its fair meaning, and shall not be interpreted for or against either of the Parties as the drafter of the language.

If the terms of this Agreement meet with your approval, please sign and return one copy to the Company.

[signatures on following page]

AXIS SPECIALTY U.S. SERVICES, INC.

By:	/s/ Brian W. Goshen

Name:	Brian W. Goshen
Title:	Chief Administrative Officer

Accepted and Agreed

as of the date first set forth above:

/s/ Albert Benchimol
Albert Benchimol

EXHIBIT A TO EMPLOYMENT AGREEMENT

AXIS CAPITAL HOLDINGS LIMITED

2007 LONG-TERM EQUITY COMPENSATION PLAN

Employee Restricted Stock Agreement

You (the “Participant”) have been granted a restricted stock award (the “Award”) of ordinary shares, par value $0.0125 per share (the “Shares”), of AXIS Capital Holdings Limited, a Bermuda company (the “Company”), pursuant to the AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan (the “Plan”). The date of grant of the Award (the “Award Date”) and the number of Shares subject to the Award (the “Award Shares”) are as set forth in your restricted stock account maintained on the Smith Barney Benefit Access website or such other website as may be designated by the Committee (“Benefit Access”).

By your acceptance of the grant of the Award on Benefit Access, you agree that the Award is granted under and governed by the terms and conditions of the Plan and this Restricted Stock Agreement (the “Agreement”).

1.	GRANT OF RESTRICTED STOCK.

(a) Award. On the terms and conditions set forth in this Agreement, the Company hereby grants to the Participant on the Award Date the Award Shares.

(b) Plan and Defined Terms. The Award is granted pursuant to the Plan, a copy of which the Participant acknowledges having received. The terms and provisions of the Plan are incorporated into this Agreement by this reference. All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2.	ISSUANCE OF SHARES.

Subject to Section 4, the Award Shares will be issued to the Participant and generally shall have the rights and privileges of a shareholder of the Company.

3.	PERIOD OF RESTRICTION.

(i) The Award Shares shall be restricted during the period (the “Period of Restriction”) commencing on the Award Date and expiring on the first to occur of:

(a) The vesting of the Award Shares. The Award Shares shall vest in four equal installments on the first, second, third and fourth anniversary of the Grant Date; provided, that if the Award Shares are not evenly devisable by four, then no fractional shares shall vest or be exercised and the installments shall be as equal as possible with any smaller installments vesting first;

(b) The Participant’s death or permanent Disability; or

(c) The date of the Participant’s termination without Cause or termination for Good Reason, in each case, within 24 months following a Change in Control.

(d) Definitions. As used herein, the following terms shall have the meanings set forth below:

1) “Cause” shall have the meaning set forth in the Participant’s employment agreement with the Company, if any, or in the absence of an employment agreement definition shall mean (A) any act or omission which constitutes a material breach by the Participant of the terms of his or her employment, (B) the Participant’s conviction of a felony or commission of any act which would rise to the level of a felony, (C) the Participant’s conviction or commission of a lesser crime or offense that adversely impacts or potentially could impact upon the business or reputation of the Company and/or affiliates and subsidiaries in a material way, (D) the Participant’s willful violation of specific lawful directives of the Company, (E) the Participant’s commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing damage or potential damage to the Company and/or its affiliates and subsidiaries, (F) the Participant’s willful failure to perform a substantial part of the Participant’s duties or (G) the Participant’s breach of fiduciary duty.

(2) “Good Reason” shall have the meaning set forth in the Participant’s employment agreement with the Company, if any, or in the absence of an employment agreement definition shall mean (A) the scope of the Participant’s position, authority or duties with the Company is materially adversely changed, (B) the Participant’s compensation is not paid or is materially reduced or there is a material adverse change in the Participant’s employee benefits or (C) the Participant is required by the Company to relocate to a place more than 50 miles from the Participant’s current place of employment; provided that, in each case, “Good Reason” shall not exist unless the Participant provides the Company with written notice of the Participant’s intent to terminate employment as a result of such event, providing the specific reasons therefore, and the Company does not make the necessary corrections within thirty days of receipt of the Participant’s written notice, following which the Participant may terminate his or her employment for “Good Reason” within the ten days following expiration of such thirty day notice period.

(ii) Absent subsequent Committee action, the Award Shares will not automatically vest upon the Participant’s Retirement.

(iii) Notwithstanding the foregoing, to the extent that the Participant is party to an employment agreement with the Company that provides for vesting of the Participant’s restricted stock awards on an accelerated or otherwise more favorable basis as compared to the terms set forth in this Section 3, then the Award Shares shall vest pursuant to the terms set forth in such employment agreement.

2

4.	RESTRICTIONS, VOTING RIGHTS AND DIVIDENDS.

(a) Restrictions. During the Period of Restriction, the following restrictions shall apply: (i) the Award Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated and (ii) the stock certificates, if any, representing the Award Shares shall be deposited with the Company or as the Committee may otherwise direct and the Participant shall not be entitled to delivery of a stock certificate. If the Participant’s employment terminates during the Period of Restriction for any reason other than death or permanent Disability, the Award Shares shall be immediately repurchased by the Company for an aggregate repurchase price of US$1 (One United States Dollar) without liability or further action or obligation on the part of the Company. Upon the repurchase of any Award Shares, any dividends and interest set aside thereon shall be transferred to the Company without further action by the Participant, and the Participant shall immediately thereby relinquish and cease to hold any right, title or interest to any such dividends and interest.

(b) Voting Rights. Participant shall be entitled to exercise full voting rights with respect to the Award Shares during the Period of Restriction.

(c) Dividends. Dividends may be paid to Participant with respect to the Award Shares during the Period of Restriction as determined from time to time by the Committee. Any Dividends paid with respect to the Award Shares during the Period of Restriction will be held by the Company, or a depository appointed by the Committee, for the Participant’s account, and interest may be paid on the amount of cash dividends held at a rate and subject to such terms as may be determined by the Committee. All cash or share dividends so held, and any interest so paid, shall initially be subject to forfeiture as set forth in subsection 4(a) but shall become non-forfeitable and payable at upon the expiration or termination of the Period of Restriction.

(d) Leaves of Absence. For any purpose under this Agreement, employment shall be deemed to continue while the Participant is on a bona fide leave of absence, if such leave was approved by the Company in writing and if continued crediting of employment for such purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company).

5.	RESTRICTIONS ON TRANSFER.

(a) Transfer Restrictions. Regardless of whether the offering and sale of Award Shares under the Plan have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or otherwise, the Company, in its sole discretion, may impose restrictions upon the sale, pledge or other transfer of such Award Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Company’s Bye-Laws, the Securities Act, the U.S. Securities Exchange Act of 1934, as amended, the securities laws of any country or state or any other applicable law, rule or regulation.

3

(b) Legends. All certificates evidencing Award Shares issued under this Agreement shall bear such restrictive legends as are required or deemed advisable by the Company under the provisions of any applicable law, rule or regulation. If, in the opinion of the Company and its counsel, any legend placed on a stock certificate representing Award Shares issued under this Agreement is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Award Shares but without such legend.

6.	MISCELLANEOUS PROVISIONS.

(a) Bye-Laws. All Award Shares acquired pursuant to this Agreement shall be subject to any applicable restrictions contained in the Company’s Bye-Laws.

(b) No Retention Rights. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any Affiliate employing or retaining the Participant or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without Cause.

(c) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon delivery by hand, upon delivery by reputable express courier or, if the recipient is located in the United States, upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided in writing to the Company.

(d) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of Bermuda.

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f) Modification or Amendment. This Agreement may be amended or modified by the Committee; provided that any amendment or modification that would adversely effect the Participant’s rights with respect to the Award must be made by written agreement executed by the parties hereto; and provided, that the adjustments permitted pursuant to Section 4(b) and 7(c) of the Plan may be made without such written agreement.

(g) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

4

Exhibit B to Employment Agreement

GENERAL RELEASE AND WAIVER

In consideration of the payment by AXIS Capital Holdings Limited (“the Company”) to or for the benefit of of the payments and benefits set forth in that certain Employment Agreement by and between [—] (“Executive”) and AXIS Capital Holdings Limited dated                      (“Employment Agreement”), and in compliance the terms of the of the Employment Agreement, [—] hereby makes and delivers to the Company this General Release and Waiver (“Release”) as set forth herein:

1. Release of All Claims. [—] voluntarily, knowingly and willingly on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally release the Company, its parents, their subsidiaries, divisions and affiliates, together with their respective owners, assigns, agents, directors, partners, officers, employees, consultants, shareholders, attorneys and representatives, and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the “Company Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which he or his heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) against the Company or any of the other Company Releasees by reason of any matter, cause or thing whatsoever arising on or before the date this General Release and Waiver is executed by [—]. In addition, this Release includes, without limitation, any rights or claims relating in any way to any and all employment relationships between [—] and the Company or any of the Company Releasees, or the termination thereof, arising under the Employment Act 2000 of Bermuda, the Human Rights Act 1981 of Bermuda, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan), The Immigration Reform and Control Act, The Americans with Disabilities Act of 1990, The Age Discrimination in Employment Act of 1967 (“ADEA”), The Workers Adjustment and Retraining Notification Act, The Fair Credit Reporting Act, New York State Human Rights Law, New York Human Rights Law, New York Rights of Persons With Disabilities, New York Confidentiality of Records of Genetic Tests, New York Whistleblower Law, New York Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim, New York Adoptive Parents’ Child Care Leave Law, New York Smokers’ Rights Law, New York Equal Pay Law, New York AIDS Testing Confidentiality Act, New York Nondiscrimination Against Genetic Disorders Law, New York Bone Marrow Leave Law, New York Equal Rights Law, New York Confidentiality of Records of Genetic Tests, New York Executive Law Section 290 et seq., The New York State Labor Relations Act, the general regulations of the New York State Division of Human Rights, The New York Labor Law, The New York Wage Hour and Wage Payment Laws, The New York Minimum Wage Law, as amended, The New York City Administrative Code, New York State Public Employee Safety and Health Act, New York Executive Law §290 et seq., the New York City Charter and Administrative Code, New York Labor Law §740 et seq., the New York Legal Activities Law, New York Labor Law §201-d, the New York occupational safety and health laws, the New Jersey Law Against Discrimination – N.J. Rev. Stat. §10:5-1 et seq,, New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim – N.J. Rev. Stat. §34:15-39.1 et seq., New Jersey Family Leave Act – N.J. Rev. Stat. §34:11B-1 et seq., New Jersey Smokers’ Rights Law – N.J. Rev. Stat. §34:6B-1 et seq., New Jersey Equal Pay Act – N.J. Rev. Stat. §34:11-56.1 et seq., New Jersey Genetic Privacy Act – N.J. Rev. Stat. Title 10, Ch. 5, §10:5-43 et seq., New Jersey Conscientious Employee Protection Act (Whistleblower Protection) – N.J. Stat. Ann. §34:19-3 et seq., New Jersey Wage Payment and Work Hour Laws, The New Jersey Public Employees’ Occupational Safety and Health Act- N.J. Stat. Ann. §34:6A-25 et seq., New Jersey Fair Credit Reporting Act, and the New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination, and any other federal, state or local law, statute, rule, regulation, or ordinance, any public policy, contract, tort, or common law whether of any state in the United States or Bermuda; or any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

[—] is not waiving, and shall not be deemed to have waived, claims for indemnity or contribution under the terms of the Employment Agreement or allowable under the Company’s Bye-Laws.

2. Acknowledgements and Affirmations.

a. [—] affirms and agrees that the Company has fulfilled all of its obligations to him under Bermudan employment law, including without limitation the Employment Act 2000 as may be amended from time to time, and has not violated his rights under Bermudan employment law. [—] affirms and acknowledges that the payments made under the Separation Agreement fully, fairly and finally compensate him for any and all monies that may be due or become to him under Bermudan law in connection with his employment or termination of his employment, including without limitation any severance allowance or repatriation expenses.

b. By signing this Release, [—] represents that [—] has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Releasees. [—] further represents that he will not be entitled to any personal recovery in any action or proceeding of any nature whatsoever against the Company or any of the other Company Releasees that may be commenced on his behalf arising out of any of the matters released hereby.

c. [—] agrees and acknowledges that the Company has fully satisfied any and all obligations owed him to arising out of his employment with the Company (or the termination thereof), and no further sums are owed to him by the Company except as expressly provided in the Employment Agreement.

d. [—] also affirms that he has been paid and/or has received all compensation, wages, bonuses and/or commissions to which he may be entitled prior to the date hereof except as expressly provided in this Release and Section 4(a) of the Employment Agreement. [—] affirms he has been granted any leave to which he was entitled under the Employment Act 2000 of Bermuda, the Family and Medical Leave Act or similar state or local leave or disability accommodation laws. [—] further affirms that he has no known workplace injuries or occupational diseases. The Company acknowledges that it shall comply with Section 4 of the Employment Agreement.

3. Return and Possession of Property. [—] affirms that he has returned all of the Company’s property, documents, and/or any confidential information in his possession or control. [—] also affirms that he is in possession of all of his property that he had at the Company’s premises and that the Company is not in possession of any of his property.

Effect of Violation by [—] of Employment Agreement. [—] affirms and acknowledges that the provisions of Sections [—] of the Employment Agreement remain in full force and effect as to him according to their terms.

4. No Admission by Company. The Company’s acceptance and acknowledgement of this Release and the payments and benefits set forth herein are not, and shall not be construed as, any admission of liability or wrongdoing on the part of the Company or any of the Company Releasees.

5. Revocation Rights. [—] IS ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS GENERAL RELEASE AND WAIVER. [—] ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO HIS SIGNING OF THIS GENERAL RELEASE AND WAIVER.

[—] MAY REVOKE THIS GENERAL RELEASE AND WAIVER FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY HE SIGNS THIS AGREEMENT AND GENERAL RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO                      [IDENTIFY COMPANY REPRESENTATIVE] AND STATE, “I HEREBY REVOKE MY

ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO                      [IDENTIFY COMPANY REPRESENTATIVE] OR HIS/HER DESIGNEE, OR MAILED TO                      [IDENTIFY COMPANY REPRESENTATIVE] AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER [—] SIGNS THIS AGREEMENT AND GENERAL RELEASE.

[—] AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

[—] FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS [—] HAS OR MIGHT HAVE AGAINST RELEASEES.

6. No Assignment; Intended Beneficiaries. This Agreement is personal to [—] and may not be assigned by [—]. This Agreement inures and will inure to the benefit of the Company and the other Company Releasees.

7. Modification and Waiver. This Agreement may not be changed orally, but may be changed only in a writing that expressly refers to this Agreement and that is signed by [—] and by a duly authorized representative of the Company. The failure of [—] or the Company to enforce any of the terms, provisions or covenants of this Agreement will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by [—] or the Company of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

8. Descriptive Headings. The Section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

9. Enforceability. It is the desire and intent of the parties that the provisions of this General Release and Waiver shall be enforced to the fullest extent permissible. In the event that any one or more of the provisions of this General Release and Waiver is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law.

10. Each Party the Drafter. This General Release and Waiver, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this General Release and Waiver because that party drafted or caused that party’s legal representatives to draft any of its provisions.

11. Governing Law. This General Release and Waiver shall be governed by, and construed and enforced in accordance with, the laws of New York, without reference to its choice of law rules. The parties hereby irrevocably consent to the jurisdiction of New York and courts located in New York for purposes of resolving any dispute under this General Release and Waiver and expressly waive any objections as to venue in any such courts.

12. No Other Assurances. [—] affirms and acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to execute and deliver this General Release and Waiver, except for those set forth in or expressly referenced herein.

Now therefore, intending to be fully and irrevocably bound by the terms hereof, [—] has executed this General Release and Waiver and has delivered it to AXIS Capital Holdings Limited as of this      day of             , 20[—].

Executed and delivered by:		Accepted by:

AXIS CAPITAL HOLDINGS LIMITED

By:		By:

[—]